UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________

Date of Report (Date of earliest event reported): February 12, 2026

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CVI	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
Senior Notes
On February 12, 2026, CVR Energy, Inc. (the “Company”) completed the issuance of $600 million in aggregate principal amount of 7.500% Senior Notes due 2031 (the “2031 Notes”) and $400 million in aggregate principal amount of 7.875% Senior Notes due 2034 (the “2034 Notes” and, together with the 2031 Notes, the “Notes”) in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.
The Notes were issued under an Indenture, dated as of February 12, 2026 (the “Indenture”), among the Company, the subsidiary guarantors listed therein and U.S. Bank Trust Company, National Association, as trustee.
Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2026, to holders of record on the immediately preceding February 1 and August 1. The 2031 Notes will mature on February 15, 2031, unless earlier redeemed or purchased. The 2034 Notes will mature on February 15, 2034, unless earlier redeemed or purchased. The Notes are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by all of the Company’s existing domestic subsidiaries (other than Wynnewood Insurance Corporation, CVR Aviation, LLC, CVR GP, LLC, CVR Partners, LP, and each of their respective subsidiaries and CHC GP, LLC, RHC GP, LLC and FHC GP, LLC).
The Company may redeem all or part of the 2031 Notes at any time prior to February 15, 2028 at a redemption price equal to 100% of the principal amount of 2031 Notes to be redeemed, plus a “make whole” premium and accrued and unpaid interest, if any, to the date of redemption. The Company may redeem the 2031 Notes at any time on or after February 15, 2028 at the redemption prices described in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Additionally, at any time prior to February 15, 2028, the Company may redeem up to 40% of the aggregate principal amount of the 2031 Notes issued with an amount equal to all or a portion of the net cash proceeds of certain equity offerings, at a redemption price equal to 107.500% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.
The Company may redeem all or part of the 2034 Notes at any time prior to February 15, 2029 at a redemption price equal to 100% of the principal amount of 2034 Notes to be redeemed, plus a “make whole” premium and accrued and unpaid interest, if any, to the date of redemption. The Company may redeem the 2034 Notes at any time on or after February 15, 2029 at the redemption prices described in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Additionally, at any time prior to February 15, 2029, the Company may redeem up to 40% of the aggregate principal amount of the 2034 Notes issued with an amount equal to all or a portion of the net cash proceeds of certain equity offerings, at a redemption price equal to 107.875% of the principal amount of the 2034 Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.
If a “change of control triggering event” (as defined in the Indenture) occurs, holders of the Notes will have the option to require the Company to purchase for cash all or a portion of their Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of settlement. In addition, if the Company makes certain asset sales and does not reinvest the proceeds thereof or use such proceeds to repay certain debt, it will be required to use the proceeds of such asset sales to make an offer to purchase the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of settlement.
The Indenture contains restrictive covenants limiting the ability of the Company and its restricted subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness or issue certain disqualified equity, create liens on certain assets, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, sell certain assets, agree to certain restrictions on the ability of restricted subsidiaries to make distributions, loans or other asset transfers to the Company, consolidate, merge, sell or otherwise dispose of all or substantially all assets or engage in transactions with affiliates. The Indenture also contains customary events of default.
The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of the Notes, copies of which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Amendment to Amended and Restated ABL Credit Agreement
On February 12, 2026, certain subsidiaries of the Company (collectively, the “Borrowers”) and CVR Refining, LP (collectively with the Borrowers, the “Credit Parties”) entered into Amendment No. 5 to the Amended and Restated ABL Credit Agreement (the “Amendment”) with a group of lenders and Wells Fargo Bank, National Association (the “Agent”), as administrative agent and collateral agent. The Amendment amends certain provisions of the Amended and Restated ABL Credit

Agreement, dated December 20, 2012 (as amended, supplemented or otherwise modified prior to the date hereof and as amended by the Amendment, the “Amended and Restated Credit Agreement”), by and among the Agent, the group of lenders party thereto and the Credit Parties party thereto, which provides for a senior secured asset based revolving credit facility (the “Credit Facility”).
The Amendment, among other things, (i) extended the maturity date of the facility from June 2027 to February 2031, provided such maturity date may be prior to 2031 if the Credit Parties incur certain material indebtedness, (ii) increased the commitments under the Credit Facility from $345 million to $550 million, which commitments may be further increased up to $700 million in accordance with the Amended and Restated Credit Agreement, (iii) removed (a) the maximum dollar cap amount on the Credit Facility’s letters of credit subfacility, subject to the Agent’s discretion, and (b) the credit spread adjustment from the calculations of adjusted term SOFR used for determining the rate of interest for borrowings of SOFR loans and (iv) made certain amendments to the (a) borrowing base calculation to include borrowing base credit for qualified cash and first purchaser reserves, and (b) negative covenants, including a new $25 million restricted payments basket.
Loans under the Amended and Restated Credit Agreement bear interest at an annual rate equal to, at the option of the Borrowers, (i) (a) 1.50% plus the Term Secured Overnight Financing Rate (“Term SOFR”) or (b) 0.50% plus a base rate, if the Credit Parties’ quarterly excess availability is greater than 50%, or (ii) (a) 1.75% plus Term SOFR or (b) 0.75% plus a base rate, if the Credit Parties’ quarterly excess availability is equal to or less than 50%. The proceeds of the loans may be used for capital expenditures, turnaround expenditures, working capital and general corporate purposes of the Credit Parties and their subsidiaries. All borrowings under the Amended and Restated Credit Agreement are subject to certain borrowing base conditions and to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. The Credit Parties are also required to pay a commitment fee on the unutilized commitments and pay customary letter of credit fees.
The Amended and Restated Credit Agreement contains customary covenants for a financing of this type and requires the Credit Parties in certain circumstances to comply with a minimum fixed charge coverage ratio test, and contains other customary restrictive covenants that limit the Credit Parties’ ability and the ability of their subsidiaries to, among other things, incur liens, engage in a consolidation, merger and purchase or sale of assets, pay dividends, incur indebtedness, make advances, investment and loans, enter into affiliate transactions, issue equity interests or create subsidiaries and unrestricted subsidiaries.
The description of the Amendment, including the Amended and Restated Credit Agreement, is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Description

4.1	Indenture, dated as of February 12, 2026, among CVR Energy, Inc., the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee.
4.2	Form of 7.500% Senior Notes due 2031 (included as Exhibit A-1 to the Indenture filed as Exhibit 4.1).
4.3	Form of 7.875% Senior Notes due 2034 (included as Exhibit A-2 to the Indenture filed as Exhibit 4.1).
10.1*
Amendment No. 5 to Amended and Restated ABL Credit Agreement dated February 12, 2026, among CVR Refining, LP and certain of its affiliates from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank National Association, a national banking association, as administrative agent and collateral agent.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

*The exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 12, 2026

CVR Energy, Inc.

By:	/s/ Dane J. Neumann
Dane J. Neumann
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary